COMPUTERSHARE

600, 530-8th Avenue S.W., Calgary, AB T2P 3S8 Tel.: (403) 267-6800 Fax: (403) 267-6529

May 28, 2003

Alberta Securities Commission

British Columbia Securities Commission

The Manitoba Securities Commission

Ontario Securities Commission

Commission des valeurs mobilières du Québec

Saskatchewan Securities Commission

TSX

Dear Sirs:

Subject:

Talisman Energy Inc.

We confirm that the following material was sent by pre-paid mail on May 26, 2003 to the registered shareholders of  the common shares of the subject Corporation:

1.

First Quarter Report 2003

In compliance with regulations made under the Securities Act, we are providing this material to you in our capacity as agent for the subject Corporation.

We also confirm that a copy of the above was mailed to all non-registered shareholders of the subject Corporation whose names appear on the Corporation’s Supplemental Mailing List as defined in the Canadian Securities Administrators’ National Instrument 54-102.

Yours truly,

TRACY MCADAM

Tracy McAdam

Mailing Specialist

Client Services Stock Transfer

Email:  Tracy.McAdam@Computershare.com

cc:

Talisman Energy Inc.

Attention:  Ardith Wagner

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